Exhibit 99.1

PRESS RELEASE

Autoliv holds Capital Markets Day – updates targets and announces new stock repurchase program

(Stockholm, Sweden, November 16, 2021) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, will hold a Virtual Capital Markets Day today. Throughout the day, members of Autoliv management will outline the company’s strategy, growth opportunities, financial plans and targets, its contribution to sustainable mobility, and the basis for a new stock repurchase program of up to $1.5 billion over the next three years.

“In the past two years, Autoliv has significantly reduced its cost base in a challenging market environment. We have implemented hundreds of cost efficiency projects, especially in production and supply chain, and we are ahead of the strategic plan we outlined in 2019. Our progress gives us the confidence to enter a new phase of increased shareholder returns, which, including current level of dividend and the new stock repurchase program, could be well above $2 billion over the coming three years” said Mikael Bratt, President and CEO of Autoliv. “During this Capital Markets Day, we will present our roadmaps for sales and profit growth and demonstrate how we take operational excellence to the next level, such as accelerating the implementation of automation in our operations” continued Mikael Bratt.

The company’s strategy builds on an industry leading position, supported by a continued high level of order intake and increasing safety content per vehicle. From its strong foundation, Autoliv is providing world class life-saving solutions for mobility and society while transforming its operations for the new age of electrification and autonomous driving, as well as digitalization and automation throughout the whole value chain.

Ambitious sustainability agenda with focus on saving more lives

At today’s Virtual Capital Markets Day (CMD), Autoliv will focus on its vision of saving more lives as the foundation for its sustainability agenda and the guiding light in all it does. The company’s products save more than 30,000 lives every year and prevent more than 300,000 severe injuries, and the company’s goal is to annually save 100,000 lives by 2030. Autoliv announces today that it has submitted its Science Based emission reduction targets for approval and has joined the Business Ambition for 1.5°C coalition. At its CMD, the company will provide details behind its long-term industry-leading climate targets that were published on June 17, 2021.

Additionally, Autoliv has published its Sustainability Financing Framework. This Framework has been developed in alignment with the ICMA Green Bond Principles, 2021 and Social Bond Principles, 2021. The framework is available via the Autoliv Investor Relations webpage.

Sustainable Growth

We are updating our growth targets. For the coming three years, i.e. 2022-2024, we expect to grow organically* by around 4 percentage points more than light vehicle production (LVP) growth per year, on average.

In addition, we introduce a long-term growth target beyond 2024, where we aim to grow sales organically by 4-6% per year, over time. This is based on growth coming from safety content per vehicle, LVP and from adjacent areas, now organized in the Mobility Safety Solutions product line. Content per vehicle growth is expected to be driven by continued updates of government regulations and crash test ratings, highly safety focused societies and the new opportunities that come from new vehicle interiors.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600

Efficiency improvements for higher Profitability

For 2022 to 2024, we target a 12% adjusted operating margin*. This is based on an assumption of a stabilized global LVP of at least 85 million and that raw materials headwinds do not have a greater negative impact on the operating margin than it is expected to have in the full year 2021. When our ongoing and planned strategic initiatives are fully implemented, and there is stability in market conditions, the ambition is to further increase our earnings capacity, to an adjusted operating margin* of around 13%.

Balance sheet and Shareholder value creation

Autoliv reiterates its aim for a cash conversion* (operating cash flow less capex, net vs. net income) of at least 80%.

The company maintains its target for a leverage ratio* (Net Debt to adj. EBITDA) of around 1x, with a range of 0.5x to1.5x.

During the CMD, the company will outline its plan to deliver on its targets for sustainability, growth and profitability. This will include discussing our capital efficiency program, which focuses on the efficient management of receivables, inventories and payables. We believe that our capital efficiency program could unlock up to $800 million from receivables, inventory and payables for other uses. Combined with the execution of our strategic plan, this should lead to a strong cashflow generation, which sets Autoliv up for significant shareholder value creation.

New Stock Repurchase Program

Autoliv has shown in the past two years its ability to manage a difficult market environment with substantial decline in LVP and still generate enough cash to reduce Net Debt by almost $0.6 billion, taking the leverage ratio* to 1.1x and to return $220 million to shareholders through dividends.

Against this backdrop, the Autoliv Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to $1.5 billion or up to 17 million common shares (whichever comes first), between January 2022 and the end of 2024. This new stock repurchase program will replace the current program, which had approximately 3 million shares remaining. Under the new repurchase program, Autoliv management can initiate repurchases opportunistically at their discretion, subject to applicable legal requirements. Autoliv will provide additional information relating to the new stock repurchase program towards the end of the year.

On November 10, 2021, Autoliv announced a dividend of $0.64 per share for the fourth quarter of 2021. Assuming today’s number of shares outstanding, this equals an annualized total dividend of approximately $224 million.

Attending the Virtual CMD

Autoliv invites investors, analysts, media and other stakeholders to attend. The event will be virtual only and will includes a live Q&A session.

Date:	November 16, 2021

Time:	2.00 p.m. - 5.00 p.m. CET

Location:	Virtual event, available via the Autoliv webpage

A replay of the webcast will be available on our website www.autoliv.com shortly after the conclusion of the capital markets day and will remain available for a period of two years.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600

Inquiries Autoliv:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Ekelund, Tel +46 (70) 612 64 24

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 07:40 AM CET on November 16, 2021.

About Autoliv

Autoliv, Inc. is the worldwide leader in vehicle safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. In 2020, our products saved over 33,000 and prevented ten times as many severe injuries.

Our more than 68,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2020 amounted to US $ 7,447 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

* In this press release we refer to non-U.S. GAAP measures such as “organic sales”, “adjusted operating margin,” “leverage ratio,” and “cash conversion,”. The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information. For an explanation of the reasons why management uses these figures and the detailed definitions of these measures, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2021, and the Company’s earnings release for the period ended September 30, 2021, filed on Form 8-K with the SEC on October 22, 2021.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; supply chain disruptions and component shortages impacting the Company or the automotive industry; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate;

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600

market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; our ability to meet our sustainability targets, goals and commitments; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600